FOR IMMEDIATE RELEASE

BP Midstream Partners LP (NYSE: BPMP)                         Exhibit 99.1

BP MIDSTREAM PARTNERS REPORTS THIRD QUARTER 2019 RESULTS

•	Delivered strong operational and financial results, with record quarterly throughput on our BP2 pipeline since IPO.

•	Increased Net income attributable to the Partnership by 23% during the quarter, notwithstanding weather and producer maintenance impacts in the offshore Gulf of Mexico.

•	Now expect to be at top end of Cash available for distribution guidance ($165-175 million) for 2019.

•	Declared quarterly cash distribution of 33.55 cents per unit for the third quarter of 2019, an increase of 3.6% over the second quarter of 2019.

HOUSTON, November 12, 2019 - BP Midstream Partners LP (“BPMP” or the “Partnership”) today reported financial results for the third quarter ended September 30, 2019.

Commenting on the third quarter results, CEO Rip Zinsmeister said: “The strong operational and financial performance of our asset portfolio during the quarter, notwithstanding the headwinds of apportionment on the Enbridge mainline and weather in the Gulf of Mexico, continues to demonstrate the resilience and the stability of cash generation, of our portfolio. We achieved the highest throughput on our BP2 pipeline since the initial public offering (“IPO”) of BPMP, as a result of record quarterly performance at BP’s Whiting refinery. Based on the continued momentum we see in underlying asset performance, and our confidence in the outlook through the end of the year, we now expect to be at the top end of our full year Cash available for distribution guidance for 2019. We have now delivered seven consecutive quarters of distribution increases, and with our next quarterly distribution, we expect to deliver mid-teens distribution growth for 2019.”

Operational results

During the third quarter, total pipeline gross throughput was more than 1.6 million barrels of oil equivalent per day, slightly lower than the second quarter of 2019. Portfolio throughput during the quarter remained strong, set against record throughput during the previous quarter in which throughput was the highest since BPMP’s IPO.

Throughput on BP2 pipeline during the quarter was 316 thousand barrels per day – the highest throughput level achieved on this pipeline since IPO.

Throughput on Proteus and Endymion increased during the third quarter due to the ramp up of Appomattox, notwithstanding the impact of Hurricane Barry. Caesar, Cleopatra and Ursa all reported lower throughput during the quarter due to Hurricane Barry and maintenance activity by offshore producers. The gross throughput impact of Hurricane Barry on the offshore portfolio was approximately 100 thousand barrels of oil equivalent per day. There was no material damage to any of our assets as a result of the hurricane.

Financial results

GAAP Measures:

•	Net income attributable to the Partnership in the third quarter was $45.8 million (or $0.43 per unit).

•	Cash from operating activities was $55.0 million for the three months ended September 30, 2019.

•	Cash on hand was $92.4 million at September 30, 2019.

•	Outstanding borrowings were $468.0 million under our $600.0 million unsecured revolving credit facility with an affiliate of BP, at September 30, 2019.

Non-GAAP Measures:

•	Adjusted EBITDA* attributable to the Partnership in the third quarter was $51.9 million.

•	Cash available for distribution* attributable to the Partnership generated in the third quarter was $45.0 million.

•
Quarterly cash distribution: On October 17, 2019, the board of directors of the general partner of BPMP declared an increased quarterly cash distribution of $0.3355 per unit for the third quarter of 2019.

•	Distribution coverage ratio was 1.25 times for the third quarter.
* Adjusted EBITDA and cash available for distribution are Non-GAAP supplemental financial measures. See reconciliation tables later in this press release.

FOR IMMEDIATE RELEASE

Net income attributable to the Partnership for the third quarter was $45.8 million. This was 23% higher compared with the second quarter of 2019, and 30% higher than the same period in 2018.

Compared with the second quarter of 2019, the result reflected higher revenue from onshore pipelines due to higher throughput on BP2 and Diamondback as well as mid-year annual tariff increases across all three onshore pipelines. Additionally, $2.4 million of deficiency revenue under the throughput and deficiency agreement relating to Diamondback was recognized during the quarter. Income from equity method investments was also higher during the quarter. This was due to favorable non-cash adjustments relating to the offshore pipelines which more than offset any negative impacts from weather and producer maintenance in the Gulf of Mexico.

Adjusted EBITDA attributable to the Partnership for the third quarter was $51.9 million, 14% higher compared with the second quarter of 2019 and 38% higher than the same period in 2018. Cash available for distribution for the third quarter was $45.0 million, 5% higher compared with the second quarter of 2019 and 32% higher than the same period in 2018. Since the first quarter of 2018, Adjusted EBITDA has grown by 47% and Cash available for distribution by 23%, continuing the track record of consistent, solid performance delivery since IPO.

Webcast and conference call

A webcast and conference call will be held at 9:00 a.m. CST on November 12, 2019, hosted by Craig Coburn, BPMP Chief Financial Officer; and Brian Sullivan, Vice President Investor Relations, to discuss BPMP’s performance in the third quarter 2019. Interested parties may listen to the presentation at www.bpmidstreampartners.com, by clicking on the “2019 Third Quarter Results Webcast” link, found in the "Events & Presentations" section under the Investor Relations menu option. A replay of the webcast will be available following the live event. The Partnership has also posted an investor presentation to its website. Information on the Partnership's website does not constitute a portion of this press release.

About BP Midstream Partners

BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for BP and other customers to transport onshore crude oil production to BP’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

For more information on BPMP and the assets owned by BPMP, please visit www.bpmidstreampartners.com.

Cautionary statement

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent BPMP’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of BPMP’s control, which could cause actual results to differ materially from

FOR IMMEDIATE RELEASE

the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, BPMP does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for BPMP to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in BPMP’s filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2018 filed with SEC on February 28, 2019. The risk factors and other factors noted in BPMP’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP financial measures

This press release includes the terms Adjusted EBITDA and cash available for distribution. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities, respectively. Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income or net cash provided by operating activities.

Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or cash available for distribution in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References to Adjusted EBITDA in this press release refer to net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment and depreciation and amortization, plus cash distributed to the Partnership from equity method investments for the applicable period, less income from equity method investments. We define Adjusted EBITDA attributable to the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to non-controlling interests. We define cash available for distribution as Adjusted EBITDA attributable to the Partnership plus net adjustments from volume deficiency agreements, less maintenance capital expenditures, net interest paid/received, cash reserves, and income taxes paid. Cash available for distribution does not reflect changes in working capital balances.

The Partnership is unable to provide financial guidance for projected net income or net cash provided by operating activities without unreasonable effort, and, therefore, is unable to provide a reconciliation of its Adjusted EBITDA and cash available for distributions projections to net income or net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

The Partnership has not included a reconciliation of projected cash available for distribution to the nearest GAAP financial measure for 2019 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.

FOR IMMEDIATE RELEASE

Further Information

BP Press Office: uspress@bp.com
BPMP Investor Relations: bpmpir@bp.com

RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, unless otherwise indicated)	2019	2018	2019	2018
Revenue	$34,561	$32,074	$93,402	$87,628
Costs and expenses
Operating expenses	5,330	4,383	14,932	12,007
Maintenance expenses	369	671	1,325	1,598
General and administrative	4,005	5,287	12,556	13,355
Lease expense	17	15	53	45
Depreciation	656	663	1,970	1,987
Impairment and other, net	—	—	1,000	—
Property and other taxes	111	165	361	388
Total costs and expenses	10,488	11,184	32,197	29,380
Operating income	24,073	20,890	61,205	58,248
Income from equity method investments	30,104	22,581	83,312	66,262
Interest expense (income), net	3,784	(20)	11,310	119
Income before income taxes	50,393	43,491	133,207	124,391
Income tax expense	—	—	—	—
Net income	50,393	43,491	133,207	124,391
Less: Net income attributable to non-controlling interests	4,639	8,272	12,969	28,163
Net income attributable to the Partnership	$45,754	$35,219	$120,238	$96,228

Net income attributable to the Partnership per limited partner unit - basic and diluted (in dollars):
Common units	$0.43	$0.34	$1.13	$0.92
Subordinated units	$0.43	$0.34	$1.13	$0.92

Distributions declared per limited partner unit (in dollars):
Common units	$0.3355	$0.2915	$0.9718	$0.8315
Subordinated units	$0.3355	$0.2915	$0.9718	$0.8315

Weighted average number of limited partner units outstanding - basic and diluted (in millions):
Common units – public	47.8	47.8	47.8	47.8
Common units – BP Holdco	4.6	4.6	4.6	4.6
Subordinated units – BP Holdco	52.4	52.4	52.4	52.4

FOR IMMEDIATE RELEASE

ADDITIONAL FINANCIAL DATA

	Three Months Ended	Nine Months Ended
(in thousands of dollars, except per-unit data and ratio data)	September 30, 2019	September 30, 2019
Quarterly distribution declared per unit (in dollars)	$0.3355	$0.9718
Adjusted EBITDA attributable to the Partnership	51,924	142,083
Cash available for distribution attributable to the Partnership	44,992	127,574
Distribution declared:
Limited partner units – public	16,039	46,457
Limited partner units – BP Holdco	19,109	55,351
General partner	743	1,344
Total distribution declared	35,891	103,152
Coverage ratio(1)	1.25	1.24

(1) Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

FOR IMMEDIATE RELEASE

RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2019	2018	2019	2018
Net income	$50,393	$43,491	133,207	124,391
Add:
Depreciation	656	663	1,970	1,987
Interest expense, net	3,784	(20)	11,310	119
Cash distribution received from equity method investments – Mardi Gras Joint Ventures	15,050	14,649	45,338	50,566
Cash distribution received from equity method investments – Mars	14,250	13,167	40,088	36,110
Cash distribution received from equity method investments – Others	3,162	—	9,350	—
Less:
Income from equity method investments – Mardi Gras Joint Ventures	13,255	10,340	37,055	35,205
Income from equity method investments – Mars	14,104	12,241	37,819	31,057
Income from equity method investments – Others	2,745	—	8,438	—
Adjusted EBITDA	57,191	49,369	157,951	146,911
Less:
Adjusted EBITDA attributable to non-controlling interests	5,267	11,719	15,868	40,453
Adjusted EBITDA attributable to the Partnership	51,924	37,650	142,083	106,458
Add:
Net adjustments from volume deficiency agreements	(3,043)	(2,676)	(2,792)	(1,853)
Less:
Net interest paid/(received)	(102)	(20)	11,342	126
Maintenance capital expenditures	109	869	375	1,341
Cash reserves(1)	3,882	—	—	—
Cash available for distribution attributable to the Partnership	$44,992	$34,125	$127,574	$103,138

(1) Acquisition financing expenses

FOR IMMEDIATE RELEASE

RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2019	2018	2019	2018
Net cash provided by operating activities	$55,021	45,649	$142,230	$133,486
Add:
Interest expense, net	3,784	(20)	11,310	119
Distributions in excess of earnings from equity method investments	1,673	4,309	8,295	15,362
Less:
Change in other assets and liabilities	3,211	513	2,672	1,916
Non-cash adjustments	76	56	212	140
Impairment and other, net*	—	—	1,000	—
Adjusted EBITDA	57,191	49,369	157,951	146,911
Less:
Adjusted EBITDA attributable to non-controlling interests	5,267	11,719	15,868	40,453
Adjusted EBITDA attributable to the Partnership	51,924	37,650	142,083	106,458
Add:
Net adjustments from volume deficiency agreements	(3,043)	(2,676)	(2,792)	(1,853)
Less:
Net interest paid/(received)	(102)	(20)	11,342	126
Maintenance capital expenditures	109	869	375	1,341
Cash reserves(1)	3,882	—	—	—
Cash available for distribution attributable to the Partnership	$44,992	$34,125	$127,574	$103,138

* This includes $3.6 million of costs related to the Griffith Station Incident (impairment charge of $2.3 million and $1.3 million for response expense), net of $(2.6) million in offsetting insurance receivable. The net charge of $1.0 million reflects our insurance deductible.

(1) Acquisition financing expenses

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SELECTED OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
Pipeline throughput (thousands of barrels per day) (1)(2)	2019	2018	2019	2018
BP2	316	276	299	286
Diamondback	59	52	65	69
River Rouge	72	70	71	65
Total Wholly Owned Assets	447	398	435	420

Mars	519	580	548	499

Caesar	176	214	198	198
Cleopatra (3)	21	24	24	23
Proteus	191	150	158	169
Endymion	191	150	158	169
Mardi Gras Joint Ventures	579	538	538	559

Ursa	104	89	112	65

Average revenue per barrel ($ per barrel)(2)(4)
Total Wholly Owned Assets	$0.78	$0.77	$0.77	$0.73
Mars	1.36	1.22	1.24	1.21
Mardi Gras Joint Ventures	0.63	0.68	0.67	0.66
Ursa	0.89	0.81	0.87	0.83

(1)	Pipeline throughput is defined as the volume of delivered barrels.

(2)
Interest in Ursa was contributed to the Partnership on October 1, 2018 and throughput and average revenue per barrel is presented on a 100% basis for the three and nine months ended September 30, 2019 and 2018.

(3)	Natural gas is converted to oil equivalent at 5.8 million cubic feet per one thousand barrels.

(4)	Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period.

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CAPITAL EXPENDITURES(1) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2019	2018	2019	2018
Cash spent on maintenance capital expenditures	$109	$869	$375	$1,341
Increase in accrued capital expenditures	141	(30)	182	149
Total capital expenditures incurred	$250	$839	$557	$1,490

(1) Capital expenditures presented above are related to the Wholly Owned Assets.

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SELECTED BALANCE SHEET DATA (UNAUDITED)

(in thousands of dollars)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$92,405	$56,970
Property, plant and equipment, net	64,866	68,580
Total assets	713,111	693,203
Long-term debt	468,000	468,000
Total equity	229,519	210,852

November 12, 2019

The information in this release reflects the unaudited consolidated financial position and results of BP Midstream Partners LP.